Exhibit 5.3

[MORRISON & FOERSTER LLP LETTERHEAD]

August 10,2006

LNT Virginia LLC
6 Brighton Road
Clifton, New Jersey 07015

Re:
$650,000,000 Senior Secured Floating Rate Notes due 2014; Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel for LNT Virginia LLC, a Virginia limited liability company (the "Company"), in connection with a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission by Linens 'n Things, Inc., a Delaware corporation and Linens 'n Things Center, Inc., a California corporation (the "Co-Issuers"), Linens Holding Co., a Delaware Corporation, the Company and certain other subsidiaries of Linens 'n Things, Inc. for the registration of up to an aggregate of $650,000,000 principal amount of Senior Secured Floating Rate Notes due 2014 (the "Exchange Notes"), by the Co-Issuers in connection with the exchange offer (the "Exchange Offer") of $650,000,000 aggregate principal amount of previously issued and currently outstanding Senior Secured Floating Rate Notes due 2014 (the "Old Notes") for the Exchange Notes. The Exchange Notes will be issued under an indenture, dated as of February 14, 2006 (the "Indenture"), by and among the Co-Issuers, The Bank of New York, as trustee (the "Trustee"), the Company and the other Guarantors (as defined in the Indenture). The Exchange Notes and the Indenture are collectively referred to hereinafter as the "Documents."

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Documents, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered the Documents, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, the Co-Issuer and the Guarantors other than the Company, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

        (i)    The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

        (ii)   Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

        (iii)  Except to the extent encompassed by an opinion set forth below with respect to the Company, we express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

        (iv)  The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

        (v)   We express no opinion as to the enforceability of provisions of the Documents imposing, or which are construed as effectively imposing, penalties or forfeitures;

        (vi)  We express no opinion as to the enforceability of provisions of the Documents that purport to establish evidentiary standards or make determinations conclusive;

        (vii) We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy; and

        (viii) We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

        Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

        Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that upon (i) the execution and authentication of the Exchange Notes in accordance with the provisions of the Indenture, (ii) the valid tender of the Old Notes to The Bank of New York as exchange agent for the Exchange Offer and (iii) the issuance of the Exchange Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, the guarantee of the Company pursuant to the provisions of the Indenture will be a valid and binding obligation of the Company.

        We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the Commonwealth of Virginia (excluding its applicable choice of law rules), and the federal laws of the United States of America.

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP